EXHIBIT 11. 1
TDK Code of Ethics
Amended: May 25, 2005

Foreword
TDK Corporation (“TDK”) has established a corporate code of ethics (“TDK Code of Ethics”). The TDK Code of Ethics provides the standards and guidelines for compliance with all laws, regulations and social norms, to be followed by all directors, officers, employees and corporate auditors of TDK and its consolidated subsidiaries (collectively “TDK Group”) in the conduct of the TDK business.
The TDK Code of Ethics consists of the following three elements:
1.	Corporate philosophy of ethics (“Philosophy”), which is a basic charter of TDK Group applicable to all directors, officers, employees and corporate auditors of the TDK Group (“TDK Members”);

2.	Corporate standards of business conduct and its Supplementary Provisions (“Standards”), which provide guidelines for conducting the business of TDK Group; and

3.	Program of the TDK Code of Ethics (“Program”), which provides the procedures for observance of the Philosophy and the Standards.
Creation, revocation and/or amendment of the TDK Code of Ethics shall be subject to review and approval of the board of directors of TDK. Violations of the Code may result in a disciplinary action in accordance with applicable laws and regulations, the internal company work rules and/or other applicable company rules, depending upon the particular circumstances involved.
For the purpose of observance of the TDK Code of Ethics, each member organization of TDK Group will:
1.	Prepare a handbook on the TDK Code of Ethics and distribute copies of the handbook to its directors, officers and employees, and also place the TDK Code of Ethics on the website of TDK Business Ethics & CSR Committee (“TDK Business Ethics & CSR Committee Website”) on the intranet system of TDK Group;

2.	Periodically hold internal seminars/trainings regarding observance of the TDK Code of Ethics; and

3.	Establish consultation offices for its employees, to which the employees of TDK Group may direct their questions and concerns regarding the TDK Code of Ethics and seek advice.

Table of Contents

Chapter 1	Corporate Ethical Philosophy

Chapter 2	Corporate Standards of Business Conduct

2.1	Business Activities

2.1.1 Supply of excellent products and services, and maintenance of safety
2.1.2 Maintenance of sound and good relationship with customers, suppliers and other business partners
2.1.3 Maintenance and promotion of fair and free competitions
2.1.4 Protection of intellectual property rights
2.1.5. Conflict of Interest
2.1.6. Confidentiality
2.1.7. Business opportunities of TDK Group
2.1.8. Fair dealing
2.1.9. Protection and proper use of TDK Group’s assets

2.2	TDK Group and Employees

2.2.1 Respect for the personality and individuality of each employee
2.2.2 Respect for the privacy
2.2.3 Respect for human rights
2.2.4 Working conditions
2.2.5 Maintenance of safe, healthy and comfortable work environment

2.3	TDK Group and Society

2.3.1 Observance of laws and regulations
2.3.2 Disclosure of information
2.3.3 Protection of the global environment
2.3.4 Contribution to society and the community

2.4	Supplemental Provisions

Code of Ethics Applicable to All Senior Financial Officers, Members of the Board and Executive Officers of TDK Group

Chapter 3	Program of the TDK Code of Ethics

3.1	Purpose
3.2	Functions
3.3	Business Ethics & CSR Committee of TDK
3.4	Consultation Office
3.5	Educating the TDK Code of Ethics
3.6	Organization for observing the TDK Code of Ethics

3.7	Duty to Report to the Board of Directors and to the Board of Corporate Auditors
3.8	Corrections and Preventive Actions
3.9	Reporting of Illegal and Unethical Behavior
3.10	Violations of the TDK Code of Ethics
3.11	Revocation and Amendment

Chapter 1
Corporate Ethical Philosophy
TDK has a corporate motto, “Contribute to culture and society through creativity.” This corporate motto is recognized as the fundamental spirit of TDK Group and TDK Members should act in accordance with the motto. TDK also has corporate principles: Vision, Courage and Trust.

“Vision”	Always take a new step forward with a vision in mind. Creation and construction are not born without vision.

“Courage”	Always perform with courage. Performing power is born by confronting contradiction and overcoming it.

“Trust”	Always try to build trust. Trust is born from a spirit of honesty and service.
In the process of conducting the TDK business, TDK Members are expected to follow the corporate motto and respect the corporate principles. TDK Members are also expected to actively increase an awareness of, and facilitate common understanding of, the importance and meaning of the TDK Code of Ethics.
1)	TDK Group and TDK Members shall observe the laws, regulations and standards of society applicable to the TDK, and conduct business in a fair and sound manner;

2)	TDK Group shall contribute to society by providing excellent products and services;

3)	TDK Group shall respect each employee’s personality and individuality, and ensure a safe and comfortable work environment;

4)	TDK Group shall maintain a strong and amicable relationship with its customers, suppliers, employees, shareholders and other stakeholders;

5)	TDK Group shall constantly seek to be “a good corporate citizen,” by contributing to the society and the community; and

6)	TDK Group shall contribute to protecting the global environment and to building secured and comfortable society.

Chapter 2
Corporate Standards of Business Conduct
The Standards provides guiding principles and concrete rules to be followed by TDK Members in the course of conducting the TDK business.
2.1	Business Activities
2.1.1	Supply of excellent products and services and maintenance of safety

Excellent products and services are the essence of TDK Group. In order to assure their excellence, TDK Group shall make every effort to reinforce and improve its Research & Development, Manufacturing and Engineering Technologies divisions. It should be noted that excellent products and services entail that they are high in quality, safe, non-harmful to human health and other properties. TDK Group has committed itself to product and service excellence.
(i)	Good comprehension of customer needs

Directors, officers and employees of TDK Group shall always pay close attention to the market evolution and be sensitive to the customer needs. Since TDK Group sells not only industrial products but also products for end-users (collectively “TDK Product”), it is important for directors, officers and employees of TDK to understand the needs of various consumer groups. Directors, officers and employees of TDK Group should make efforts to actively gather timely and accurate information on the customer needs for various groups.

(ii)	Quality Control

It is imperative to constantly check safety of all TDK Products at each and every stage of manufacture and sales (research, design, manufacture and sales) in order to avoid accidents and injuries arising out of defective products. TDK Members shall comply with laws and regulations concerning safety of products, and official guidelines, if any.

(iii)	Easy-to-understand instruction manuals

Misuse of products often causes accidents. Accidents by misuse, however, can be prevented by labeling an appropriate warning on the product. Instructions for TDK Products should be written in a simple and plain language to make sure that consumers use TDK Products in a proper manner.

(iv)	Damage control

When accident occurs due to the defective TDK Product, steps for damage control must be immediately taken. If necessary, the TDK

Product that caused the accident should be recalled and information regarding the defective TDK Product should be promptly disseminated to the users and the consumers of the TDK Product. It is TDK Group’s belief that the duty to prevent further accidents from the same defective product is owed by a supplier of such product, and the supplier must commit itself to fully performing the duty.

(v)	Prevention of the recurrence of any product quality or safety related problems

When TDK Product is found to be defective, unless the cause of such defect is investigated and the problem is completely eliminated, the same and similar accidents are likely to recur. Therefore, for the purpose of preventing the same or similar accidents from happening, TDK Group should establish an internal system, by which information and records regarding any and all defective products are properly maintained and exchanged within relevant departments or organizations of TDK Group.
2.1.2	Maintenance of sound and good relationship with customers, suppliers and other business partner

Giving and accepting improper personal benefit through business transactions must be strictly avoided. TDK Members are required to exercise good judgment and take sensible actions to avoid misinterpretation and any negative effect on the reputation of TDK Group or other TDK Members.
(i)	Customer Relations

Entertainment and gifts shall be moderate, of reasonable value and within the socially acceptable norms. TDK Members are strictly prohibited from giving customers rebates, commissions and other forms of compensation that would personally benefit the customer or that are made discretionarily.

(ii)	Supplier Relations

Suppliers shall be selected based upon rational criteria, such as pricing, quality and delivery of goods. TDK Members may be entertained by or receive gifts from suppliers, as long as they are consistent with customary business practices and of reasonable value. When a TDK Member receives a gift or certain entertainment that is apparently excessive or not consistent with customary business practices, he or she must reject to accept or, if he or she has accepted it, return it in a timely manner.

(iii)	Relationship with other member organizations of TDK Group

Transactions among and between member organizations of TDK Group shall be as fair and transparent as those with third party companies. Entertainment and gifts to other member organization of TDK Group must also be within socially acceptable limits.
2.1.3	Maintenance and promotion of fair and free competitions

In general, the purpose of antitrust laws or similar competition laws in many countries is to encourage free competitions or trade and to protect consumer interests. TDK Members must exercise special care to ensure that any business activity with representatives of other companies is not contrary to such antitrust laws or similar anti-competition laws of other countries, where applicable. Each member organization of TDK Group should have its compliance company policy with regard to its respective applicable antitrust laws or similar anti-competition laws, and such policy must be respected or observed by TDK Members of the member organization.

2.1.4	Protection of intellectual property rights

Intellectual property rights are the rights given to creations and inventions made from intellectual activities and to commercially-cultivated good-will. Examples of intellectual property rights include patents, industrial design, trade dress, trademarks, copyrights, business know-how and other trade secrets on technology or marketing. For industrial companies, intellectual property rights are the source of income and profits, and thus, intellectual property rights deserve vigorous protection on the world-wide level. TDK Members must facilitate creativity of others and protection of existing intellectual property rights of TDK Group, and must also be careful not to infringe upon the intellectual property rights of the others.
(i)	Trade secrets of TDK Group

Improper disclosure of trade secrets belonging to TDK Group could damage the interest and repute of TDK Group. Trade secrets may be transmitted and communicated by means of electronic medium, product medium, oral communication or written form. In order to achieve a proper management and maintenance of the trade secrets of TDK Group, it is important to clarify the way in which trade secrets are identified and clearly labeled as “trade secrets” in a manner that a third party will understand that the labeled items are protected intellectual property rights. TDK Members shall handle the trade secrets of TDK Group in accordance with internal company rules concerning trade secrets established and adopted by each member organization of TDK Group.

(ii)	Intellectual property rights of third parties

TDK Group respects intellectual property rights of third parties. TDK Members are expected to act and behave in a lawful manner and avoid potential civil or criminal liabilities arising out of use of unlawfully-obtained trade secrets of others under applicable laws.

2.1.5.	Conflict of Interest

TDK Members should avoid any situation that may involve or even appear to involve a conflict between their personal interests and the interests of TDK Group. In dealing with current or potential customer, suppliers, contractors or competitors, TDK Members should act in the best interests of TDK Group, to the exclusion of any personal advantage. Each TDK Member must make prompt and full disclosure in writing to his or her supervisor or manager of any situation that may involve or even appear to involve a potential conflict of interest including the following:
(i)	Ownership by an employee, or a family member, of a significant interest in any outside enterprise which does or seeks to do business with TDK Group, or is a competitor of TDK Group;

(ii)	Serving as a director, officer, partner, consultant or any other key role in any outside enterprise that does or seeks to do business with TDK Group, or is a competitor of TDK Group;

(iii)	Acting as a broker, finder or other intermediary for the benefit of a third party in transactions involving TDK Group or its interests; or

(iv)	Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the employee from acting in the best interests of TDK Group.
2.1.6.	Confidentiality

Nonpublic information regarding TDK Group or its business, employees, customers and suppliers is confidential. TDK Members are trusted with confidential information and are expected only to use such confidential information for the intended business purpose of TDK Group. TDK Members shall not to share confidential information with anyone outside of TDK Group, including family and friends, or with other TDK Members who do not need the information to carry out their duties. Each TDK Member may be required to sign a specific confidentiality agreement in the course of his or her employment at TDK Group. Each TDK Member’s obligation to keep all information confidential shall continue even if his or her employment with TDK Group ends.

The following is a non-exclusive list of confidential information:
(i)	material, non-public financial information regarding the TDK Group;

(ii)	trade secrets, which include any business or technical information, such as a program, method, technique, compilation or information that is valuable because it is not generally known;

(iii)	all rights to any invention or process developed by an employee using TDK Group’s facilities or trade secrets, resulting from any work for

TDK Group, or relating to TDK Group’s business, is considered to be “work-for-hire” under the applicable copyright laws or similar laws concerning intellectual property rights, and belongs to TDK Group; and

(iv)	proprietary information such as customer lists.
All public and media communications involving TDK Group must have prior clearance by the senior management of the relevant member organization of TDK Group.

2.1.7	Business Opportunities of TDK Group

Using confidential information about TDK Group or its business, TDK Members, customers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

TDK Members are prohibited from:
(i)	personally benefiting from opportunities that are discovered through the use of TDK Group’s property, or through their contacts, information or position with TDK Group;

(ii)	accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of his or her duties for TDK Group or TDK Group’s business interest;

(iii)	soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of his or her employment or duties for TDK Group; or

(iv)	acting on behalf of TDK Group in any transaction in which he or she, or any member of his or her immediate family, has a significant direct or indirect financial interest.
2.1.8	Fair Dealing

Each TDK Member shall undertake to deal fairly with TDK Group’s customers, suppliers, competitors and employees. Additionally, no TDK Member should take advantage of another through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair business practices.

At or prior to their hiring date, TDK Members must disclose the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits their performance of any duties or responsibilities of their positions with TDK Group. Copies of such agreement should be provided to an appropriate supervising personnel of the relevant member organization of TDK Group to permit evaluation of the agreement in light of the employee’s position. In no event shall any of TDK Members use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of TDK Group.

2.1.9	Protection and Proper Use of TDK Group’s Assets

TDK Members shall protect the TDK Group’s property and assets and ensure their proper use. Theft, carelessness and waste can directly impact the TDK Group’s profitability, reputation and success. Permitting the TDK Group’s property (including data transmitted or stored electronically and computer resources) to be damaged, lost or used in an unauthorized manner is strictly prohibited. TDK Members may not use official stationery for personal purposes.
2.2	TDK Group and Employees
2.2.1	Respect for each employee’s personality and individuality

TDK Group respects each employee’s personality and individuality, and continues to improve its human resources systems and work conditions to assure fairness and reasonableness to all employees. TDK Group evaluates its employees in a fair and objective manner based on their performance. TDK Group supports its employees by keeping the principle of “equal opportunities to all” so that the professionalism and creativeness may be facilitated among employees.

2.2.2	Respect for privacy

TDK Group respects each of its employee’s privacy and shall properly manage the personal information of the employees with utmost care and prudence.

2.2.3	Respect for human rights

The TDK Group respects the human rights of its employees and will not illegally or unjustly discriminate among its employees in respect of employment, compensation, opportunities to participate in training sessions, advancement opportunities or any other similar matters based on race, beliefs, gender, religion, nationality, age, marital status, disability or sexual orientation. The TDK Group will not tolerate any conduct that is insulting or degrading to others, including corporal punishment, psychological or physical abuse, violent or lewd language or sexual harassment.

Under no circumstances shall any member of the TDK Group make use of forced labor or employ child labor in violation of any applicable law, rule, regulation, order or restriction of any country or region in which a member of the TDK Group conducts business.

2.2.4	Working conditions

TDK Group members shall operate in full compliance with all applicable laws, rules and regulations prescribing minimum wage, working hours and other working conditions.

2.2.5	Maintenance of safe, healthy and comfortable work environment

TDK Group considers ensuring safe, healthy and comfortable work environment as its first priority and to that end, TDK Group shall abide by all relevant and applicable laws and regulations, enhance internal safety control and prepare safety manuals for the employees.
(i)	Eradication of labor accidents

Maintaining safety and health of employees is one of the essential parts of business operation. In order to prevent any labor-related accidents, TDK Group strictly complies with all applicable and relevant laws and regulations, and also with internal company rules and regulations concerning safety of work place established and adopted by each member organization of TDK Group. It is also important to regularly hold safety-training sessions by which employees are systematically trained to detect potential problems and eliminate such potential problems prior to the happening of accidents.

(iii)	Environmental protection and disaster prevention

Compliance with applicable environmental laws is a social duty of any corporation. TDK Group shall make use of internal company policies concerning environmental protection, established and adopted by each member organization of TDK Group, in order to assure that environment of the community in which each member organization of TDK Group conducts its business will be properly protected. Each TDK Member is expected to fully understand and use internal company manuals or guidebook for crisis management, established and adopted by each member organization of TDK Group, (i) to prevent disastrous events or accidents that may be fatal to the interest or repute of TDK Group and (ii) once such serious event occurs, to minimize and control the damage.
2.3	TDK Group and Society
2.3.1	Compliance with applicable laws and regulations

TDK Group shall abide by the applicable laws, regulations, social norms and rules of society in the course of conducting its business. TDK Members should be fully aware of the importance and meaning of the applicable laws and regulations and must act lawfully under any circumstances. TDK Group shall pay special attention to certain laws, compliance of which is highly demanded by the society. Such laws include:

(i)	Foreign Exchange and Foreign Trade Control Law

TDK Members who are involved in exporting and importing activities shall fully understand and act in accordance with internal company rules or guidelines concerning trade control, established and adopted by each member organization of TDK Group, and shall perform one’s duty in compliance with the applicable foreign exchange or trade control laws.

(ii)	Securities and Exchange Law

TDK Members shall comply with the applicable insider trading laws or regulations and internal company rules or guidelines concerning insider trading prevention, established and adopted by each member organization of TDK Group. No TDK Member shall buy, sell, trade or otherwise participate in transaction involving the securities of member organizations of TDK Group which are public while in possession of material information concerning TDK Group gained through his or her employment at TDK Group that has not been released to the general public. No TDK Member shall also buy, sell trade or otherwise participate in transaction involving the securities of any other public company while in possession of similar non-public material information concerning such company gained directly from insiders of the public company.

(iii)	Law Banning Bribery

TDK Members shall not offer or provide any illegal or unfair benefit to any person in connection with work performance by domestic or foreign governmental employees.
2.3.2	Disclosure of information

TDK Group maintains its fairness and transparency in virtue of timely and accurate disclosure of certain information that is demanded by the general public, except confidential information. TDK Group shall make efforts to identify types of information that are demanded by each group of customers, suppliers, employees, shareholders or investors. TDK Group shall attempt to respond to any inquiries through the Public Relations, General Affairs, Sales & Marketing, Procurement and other related divisions in a fair and sincere manner.

2.3.3	Protection of the global environment

TDK Group recognizes that one of its important social duties is to contribute to protecting the global environmental conditions through its business activities. TDK Group shall, therefore, abide by the all applicable environmental laws and regulations, and make its best efforts to assure that its business, products or services will not adversely affect the global environment in any way. TDK Group shall continue its efforts in energy-saving, waste-reduction, efficient recycling and development of environment-friendly technologies and products. TDK Group shall also continue to be involved in the following activities:
(i)	Development of environment-friendly products;

(ii)	Energy saving, waste reduction and recycling at all TDK Group’s facilities and offices;

(iii)	Active disclosure of information or updates regarding environment protection to TDK Members and outsiders; and

(iv)	Internal training of the employees on environment protection issues.
2.3.4	Contribution to society and the community

TDK Group shall maintain close and harmonious relationships with the communities where member organizations of TDK Group are located. TDK Group shall always seek to be “a good corporate citizen” through such contributions to the communities as providing assistance in sports, culture and art areas.

2.4	Supplementary Provisions
Code of Ethics Applicable to All Senior Financial Officers,
Members of the Board and Executive Officers of TDK Group
In light of the importance of responsibilities vested in directors, executive officers, senior financial and accounting officers, financial and accounting managers and corporate auditors of TDK Group (each of them, a “Management Member”), they are required to observe and comply with the following special duties, in addition to the duties enumerated in the TDK Code of Ethics applicable to TDK Members.
1.	Each Management Member shall act with honesty and integrity in carrying out his/her respective responsibilities and endeavor to avoid any conduct that causes or threatens to cause a conflict of interest, whether such conduct is within the course of the performance of his/her duties at TDK Group or otherwise.

2.	Each Management Member shall endeavor to obtain, on a timely basis, all relevant and material information regarding the operation and finances of TDK Group within his/her scope of authority and report such information accurately, completely and objectively, and in an easily understandable form, to other responsible persons.

3.	Each Management Member shall comply with all applicable laws, rules and regulations issued by any relevant national, state, provincial, local or private governmental or regulatory authorities.

4.	No Management Member shall distort material facts or information or compromise his/her own independent judgment in the conduct of his/her duties for TDK Group. He/she shall carry out his/her duties with the due care and diligence required of a reasonable manager in the same position and situation, while at all times being conscious of his/her own ability and responsibility.

5.	Each Management Member shall strictly observe the confidentiality of the information acquired in the course of his/her performance of duties except when its disclosure is authorized or legally required. Confidential information acquired in the course of the performance of his/her duties shall in no instance be used for personal advantage or gain.

6.	Each Management Member shall at all times endeavor to improve the abilities and skills required for the performance of his/her duties. Each Management Member shall share with other responsible persons any relevant information that comes into his/her possession.

7.	Each Management Member shall take initiative in stressing to his/her colleagues and subordinates the importance of the corporate ethical principles of TDK Group, and conduct his/her business duties with full consciousness of the importance of such principles.

8.	Each Management Member shall administer all corporate assets and other management resources under his/her scope of authority and fully and responsibly utilize these assets and resources pursuant to the authority granted by and for the benefit of TDK Group.

9.	Each Management Member shall promptly report any actual or suspected violations of the TDK Code of Ethics to the TDK Business Ethics & CSR Committee, the Ethics Conference, or the Consultation Office.

10.	Each Management Member will be held accountable for his or her adherence to the TDK Code of Ethics. The failure of any Management Member to comply with the TDK Code of Ethics may result in disciplinary action. Violations of the TDK Code of Ethics may also constitute violations of law and may result in civil, administrative or criminal responsibilities of the Management Members and/or TDK Group.

Chapter 3
Program of the TDK Code of Ethics
3.1	Purpose

This Program has been established for the purpose of maintaining the TDK Code of Ethics valid and effective. This Program shall provide procedural rules for observance of the Philosophy and the Standards.

3.2	Functions

For the purpose of executing the TDK Code of Ethics, two new functions, the “TDK Business Ethics & CSR Committee” and the “Consultation Office,” have been established in TDK Group. Each of these functions shall act independently of each other to maintain their objectivity, neutrality and impartiality. Each function shall promptly exchange information to each other to quickly resolve problems relating to the TDK Code of Ethics.

3.3	TDK Business Ethics & CSR Committee
3.3.1	Organization
(i)	Nomination of Chairperson

The TDK Business Ethics & CSR Committee shall fall within the direct control of the board of directors of TDK and the board of directors shall nominate Chairperson of the committee.

(ii)	Committee members

Chairperson shall appoint as committee members general managers for each of the following departments within TDK: the Management Review & Support, the Finance & Accounting, the Human Resources, the General Affairs and the Legal and Corporate Communications.

(iii)	Establishment of branches and nomination of branch managers

Chairperson shall, if necessary, establish branches of TDK Business Ethics & CSR Committee, and nominate managers for each branch.

(iv)	Ethics conference

Each branch manager shall establish an ethics conference which shall deals with corporate ethical issues within each branch.

(v)	Administration office

Administration office shall be established in the Legal department of TDK.

(vi)	Organization chart

The latest updates on the organization and its members of the TDK Business Ethics & CSR Committee are available on the TDK Business Ethics & CSR Committee Website.
3.3.2	Duties and Responsibilities

(i)	Education and enlightenment

The TDK Business Ethics & CSR Committee and the ethics conference of each branch (“Ethics Conference”) shall devote itself to educating and enlightening TDK Members on the TDK Code of Ethics.

(ii)	Problem resolutions

One of the duties of the TDK Business Ethics & CSR Committee and the Ethics Conference is to resolve problems and issues related to the TDK Code of Ethics. Depending on the nature of problem, either the TDK Business Ethics & CSR Committee or the Ethics Conference, or both, shall act in a cooperative manner to resolve such problems or issues.

(iii)	Investigations

In order to resolve a problem relating to the TDK Code of Ethics, the TDK Business Ethics & CSR Committee and the Ethics Conference may conduct an investigation if they determine it to be necessary, or may request a relevant organization to conduct such investigation.

(iv)	Duty of confidentiality and protection of consultor (*1)

The TDK Business Ethics & CSR Committee and the Ethics Conference shall have the duty of confidentiality concerning the information that has been revealed to them through the operation of the TDK Code of Ethics. The TDK Business Ethics & CSR Committee and the Ethics Conference must protect the consultor in such a manner that the consultor will not receive any unjust treatment or disadvantage due to his or her act of consulting.

(v)	Proposal of corrective measures

In the event that a material violation by TDK Members of the law, regulation, the TDK Code of Ethics, the articles of incorporation of TDK Group or other internal company rules becomes apparent, the TDK Business Ethics & CSR Committee and the Ethics Conference must hold a meeting to discuss corrective measures and propose the corrective measures to each of the relevant member organization of TDK Group.

(vi)	Report on the corrective measures

Chairperson or the branch manager shall have the right to give general managers of the relevant member organization of TDK Group instructions that the proposed corrective measures should be taken immediately, pursuant to the decision of the TDK Business Ethics & CSR Committee or the Ethics Conference. Chairperson or the branch manager shall report to, or obtain approval from, the board of directors of the relevant member organization of TDK Group regarding the matters or issues that he or she reasonably believes are especially important. Chairperson or the branch manager shall also instruct the general managers of the relevant member organization of TDK to submit reports on the results of taking the corrective measures.

(vii)	Evaluation and reporting

The TDK Business Ethics & CSR Committee shall evaluate and review from time to time the content and operation of the TDK Code of Ethics. The TDK Business Ethics & CSR Committee shall promptly inform branch managers of any decisions that the TDK Business Ethics & CSR Committee makes.

(viii)	Meeting

Each of the TDK Business Ethics & CSR Committee and the Ethics Conference shall hold a meeting once per quarter or more if necessary.
3.4	Consultation Office
3.4.1	Organization

TDK Group shall be divided into three regional groups for the purpose of enforcing the TDK Code of Ethics. The Consultation Office shall be divided into three local offices, each of which shall serve the respective local region. The latest updates on the Consultation Office and its members are available on the TDK Business Ethics & CSR Committee Website.

3.4.2	Duties and Responsibilities

(i)	Receipt of consultations

The Consultation Office shall receive from TDK Members complaints, information, problems, opinions, questions, requests, consultation concerning the TDK Code of Ethics. The Consultation Office shall allow anonymous submission of such complaints, information, problems, opinions, questions, requests or consultation and shall not make any distinction in treatment between those anonymously-submitted complaints, information, problems, opinions, questions, request or consultation and ones submitted onymously.

(ii)	Investigation

The Consultation Office shall examine the complaints, information, problems, opinions, questions, requests, consultation and others that it receives from TDK Members, regardless of whether they were submitted anonymously or onymously. The Consultation Office shall have the right to conduct a necessary investigation, or to request the TDK Business Ethical Committee or the relevant Ethics Conference to conduct such investigation, to identify proper and suitable methods for resolving the problems or dealing with the complaints, depending upon the particular circumstance involved. When the Consultation Office makes an investigation, it shall promptly inform the TDK Business Ethics & CSR Committee or the relevant Ethics Conference of the investigation result.

(iii)	Duty of confidentiality and priority of protection of consultor

The Consultation Office shall have the duty of confidentiality concerning the information that has been revealed to it through the operation of the TDK Code of Ethics. Priority shall be given by the Consultation Office to the protection of the interest of consultor. When the Consultation Office determines it necessary, for the purpose of resolving consultor’s problem, to disclose certain information that has been revealed to it by the consultor, the Consultation Office shall act in accordance with the will of the consultor.

(iv)	Replies by the Consultation Office

Where necessary, the Consultation Office shall inform a consultor, who has directed complaints, information, problems, opinions, questions, requests and or consultation to the Consultation Office, of results of investigations conducted by, and countermeasures discussed by, the Consultation Office, the TDK Business Ethics & CSR Committee, the Ethics Conference and/or other relevant member organization of TDK.

(v)	Retention of records

The Consultation Office, the TDK Business Ethics & CSR Committee and/or the Ethics Conference shall retain records of all the complaints, information, problems, opinions, questions, requests and/or consultation directed to them from TDK Members, regardless of whether they were submitted anonymously or onymously, for a period of three years.
3.5	Educating the TDK Code of Ethics

For the purpose of familiarizing TDK Members with the TDK Code of Ethics, the Human Resources department of TDK and the relevant department of each member organization of TDK Group shall establish training programs of the TDK Code of Ethics, and give regular trainings to TDK Members.

3.6	Organization for Observing the TDK Code of Ethics
3.6.1	Placement on Website

The TDK Code of Ethics shall be placed on the TDK Business Ethics & CSR Committee Web, so that TDK Members may refer to it at any time. The Administration Office in the Legal department within TDK shall be responsible for maintaining the TDK Business Ethics & CSR Committee Website with the help of its Information Systems department.

3.6.2	Consultation and others

“Help Line (e-mail)” shall be set up on the TDK Business Ethics & CSR Committee Website. The purpose of the “Help Line (e-mail)” is to enable TDK Members to send in electronic form complaints, information, problems, opinions, questions, requests, consultations or concerns to the Consultation Office, mentioned in 3.4 above.

3.6.3	Consultation Offices

The following Consultation Offices shall be established:
(i)	Japan and Asia-Pacific Region

Corporate Auditors Office of TDK

(ii)	Americas Region

CCO (Corporate Compliance Officers) appointed by TUC

(iii)	European Region

Legal departments at TEE and TRE (including in house counsels)
3.7	Duty to Report to the Board of Directors and to the Board of Corporate Auditors

The TDK Business Ethics & CSR Committee shall have the duty to report on the execution and operation of the TDK Code of Ethics to the board of directors and to the board of corporate auditors of TDK in the beginning of every quarter term.

3.8	Corrections and preventive actions

When any actual or suspected deviation from the TDK Code of Ethics, internal company rules, guidelines or manuals within TDK Group is reported, senior or managing personnel responsible for the relevant department of the member organization of TDK, or the member organization itself, must investigate causes for such deviation and take preventive actions, including improvement of the management system within the relevant member organization of TDK Group.

3.9	Reporting of Illegal or Unethical Behavior

TDK Group requires TDK Members to talk to supervisors, managers or the Consultation Office to report and discuss any known or suspected criminal activity involving TDK Group or TDK Members. If, during the course of his or her employment, TDK Member become aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, he or her must report such suspicious activity or behavior to supervisors, managers or the Consultation Office.

Reporting the suspicious or known criminal activity will not subject the reporting TDK Member to discipline absent a knowingly false report. Any TDK Member who, in good faith, reports a violation or possible violation of the Code of Ethics or the underlying corporate policy is protected against retaliatory behavior. No TDK Member shall be fired, demoted, suspended, harassed or discriminated against based on the fact that the TDK Member lawfully provided information to, or otherwise assisted or participated in, any investigation or proceeding by a governmental regulatory or law enforcement agency, any member of the governmental legislative body or the TDK Member’s manager, relating to what the TDK Member reasonably believes is a violation of the securities laws or an act of fraud. All reports made by TDK Members will be treated confidentially.

3.10	Violations of the TDK Code of Ethics
3.10.1	Violations of the TDK Code of Ethics

Violation of the TDK Code of Ethics may result in a disciplinary action in accordance with the work rules of the relevant member organization of TDK Group (or, collective agreement or other employment contract).

3.10.2	Voluntary notification of violations

A violator who voluntarily notifies of his or her violation of the TDK Code of Ethics to the Consultation Office shall be favorably considered and such voluntary notification may be considered as a mitigating factor in a subsequent disciplinary action.
3.11	Revocation and Amendment of Provisions of the TDK Code of Ethics
3.11.1	Procedures for revocation and amendment

The TDK Business Ethics & CSR Committee may discuss revoking or amending certain provisions of the TDK Code of Ethics and propose such revocation or amendment to the board of directors of TDK. The board of directors shall have the right to final decision regarding such proposed revocation or amendment of the TDK Code of Ethics.

3.11.2	Record of amendments

Adopted:	April 23, 2002
Amended:	September 26, 2002	Program added
Amended:	July 1, 2003	Code of ethics applicable to all senior financial officers, members of the board and executive officers of TDK added.
Amended:	June 29, 2004	New provisions added.
Amended:	May 25, 2005	Working conditions, Name change etc.

(*1) The word “consultor” is used in this Program for meaning collectively the person who requires the consultation, or wishes explanation, replies to questions or any information in conjunction with the TDK Code of Ethics.